UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 21, 2023

Date of Report (Date of earliest event reported)

Lincoln National Corporation

(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 N. Radnor Chester Road, Radnor, PA 19087
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (484) 583-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LNC	New York Stock Exchange
Depositary Shares, each representing a 1/1000th interest in a share of 9.000% Non-Cumulative Preferred Stock, Series D	LNC PRD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On December 21, 2023, Lincoln National Corporation (the “Company”) entered into an amended and restated credit agreement with a syndicate of banks, including Bank of America, N.A., as administrative agent, and the other lenders named therein (the “Second Amended and Restated Credit Agreement”). The Second Amended and Restated Credit Agreement amended and restated the Company’s existing amended and restated credit agreement, dated as of June 21, 2021, as amended, which included extending the maturity date of the agreement, decreasing the amount available under the agreement and updating the financial covenants (discussed below). The Second Amended and Restated Credit Agreement, which is unsecured, allows for the issuance of letters of credit and borrowing of up to $2.0 billion and has a commitment termination date of December 21, 2028.

Under the Second Amended and Restated Credit Agreement, we will continue to pay the current fee of 0.975% per annum on issued syndicated letters of credit and a facility fee of 0.15% per annum on the aggregate commitment. These fees adjust automatically in the event of a change in our credit ratings.

The Second Amended and Restated Credit Agreement continues to contain customary terms and conditions, including covenants restricting our ability to incur liens, merge or consolidate with another entity where we are not the surviving entity and dispose of all or substantially all of our assets. The Second Amended and Restated Credit Agreement also continues to include financial covenants including: (i) maintenance of a minimum consolidated net worth equal to the sum of (a) $8,626,000,000 plus (b) fifty percent (50%) of the aggregate net cash proceeds of equity issuances received by us after September 30, 2023 in accordance with the terms of the Second Amended and Restated Credit Agreement; (ii) a debt-to-capital ratio as defined in accordance with the Second Amended and Restated Credit Agreement not to exceed 0.35 to 1.00; and (iii) a cap on secured non-operating indebtedness and non-operating indebtedness of our subsidiaries equal to 7.5% of total capitalization, as defined in accordance with the Second Amended and Restated Credit Agreement. Further, the Second Amended and Restated Credit Agreement continues to contain customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings and other customary defaults. Upon an event of default, the Second Amended and Restated Credit Agreement provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.

The foregoing description of the Second Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Second Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

From time to time, in the ordinary course of their business, certain lenders under the Second Amended and Restated Credit Agreement or their affiliates have provided, and may in the future provide, various financial advisory, investment banking, commercial banking, financing arrangements or investment management services to us and our affiliates, and have been or are counterparties in various securities transactions, for which they have received and may continue to receive customary fees and commissions. In addition, the lenders under the Second Amended and Restated Credit Agreement or their affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of business, including acting as distributors of various life and annuity products of our subsidiaries.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of December 21, 2023, among Lincoln National Corporation, as an Account Party and Guarantor, the Subsidiary Account Parties, as additional Account Parties, Bank of America, N.A., as administrative agent, and the other lenders named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

By	/s/ Christopher Neczypor
Name:	Christopher Neczypor
Title:	Executive Vice President and
Chief Financial Officer

Date: December 21, 2023